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                        UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   WASHINGTON, D.C.  20549

                  SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of
  the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant  [   ]

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        (as permitted by Rule 14a-6(e)(2))
[   ]  Definitive Proxy Statement
[ X ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Rule 14a-12

                        AIRGAS, INC.
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     (Name of Registrant as Specified In Its Charter)


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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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    [Form of Letter to be sent to certain stockholders of
         Airgas, Inc. over Roger Millay's signature]

July 10, 2002

Portfolio Manager Name
Institution
Address
City, State Zip

Dear [First Name]:

[Institution] is a significant investor in Airgas, Inc. and we appreciate your support. Enclosed for your review is our 2002 Annual Report and the Proxy Statement for our Annual Meeting of Stockholders scheduled for Wednesday, July 31, 2002.

On behalf of Peter McCausland and the Airgas Board of Directors, I am asking for your support this proxy season. Given the increased scrutiny of proposals to shareholders, particularly those that are compensation-related, I am writing to our most significant investors to request support of proposal #2, an amendment to the 1997 Stock Option Plan. Under this proposal, the number of shares of Common Stock reserved for issuance upon the exercise of Options and Restricted Stock Awards granted under the 1997 Stock Option Plan would increase from 8.0 million to 11.2 million. The increase of 3.2 million shares anticipates the reasonable needs of the Company for grants of stock options in the near
future.   The Board believes that the amount of the increase
is appropriate and recommends a vote in favor of this proposal. We are pleased that Institutional Shareholder Services has also recommended a vote in favor of proposal #2.

Airgas and its Board of Directors believes that the granting of stock options has been integral to the success of our growth strategy, which has driven nearly 20% average annual shareholder returns since the company went public in 1986. It provides a significant incentive to employees to enter into employment with, or remain employees of, the Company
and to devote themselves to the Company's success.   I would
like to draw your attention to the following key points about the Airgas Stock Option Plan and the importance of the amendment:

 o Stock options granted under the plan have been broadly distributed. All employees and independent contractors of Airgas are eligible. Nearly 1,000 employees currently hold options. We intend to continue this strategy in the future.

 o As of 3/31/02, 99% of the employee participants under the 1997 Plan were non-executive officers.

 o   The stock options are granted at market value.

 o Airgas has never re-priced stock options, even when the stock price dropped significantly, keeping employees aligned with the goals of the corporation.

 o   Airgas has granted stock options responsibly.  Over the past
     10 years the dilution impact has been an average of less than 2% per year.

 o Airgas, unlike some of its peers, does not offer a pension plan, thereby making stock options an essential part of executive and non-executive compensation.

Airgas was built on a foundation of entrepreneurial spirit and the success of the Company is driven by the commitment of its employees.
We request your support and urge you to vote in favor of this amendment. Please feel free to call me at (610) 902-6230 or Melissa Nigro, our Investor Relations Manager, at (610) 902-6206 with any questions or comments. On behalf of the Board of Directors and management of Airgas, Inc., thank you for your continued interest and support.

Sincerely,

/s/Roger F. Millay